Exhibit 99.3
Final Transcript
Conference Call Transcript
ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: May 18, 2010 / 12:30PM GMT

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Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. — Manager — IR
Michael Jeffries
Abercrombie & Fitch Co. — Chairman, CEO
Jonathan Ramsden
Abercrombie & Fitch Co. — EVP, CFO
Brian Logan
Abercrombie & Fitch Co. — VP — Finance
CONFERENCE CALL PARTICIPANTS
Dana Telsey
Telsey Advisory Group — Analyst
Brian Tunick
JPMorgan — Analyst
Barbara Wyckoff
Jesup & Lamont — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
Michelle Clark
Morgan Stanley — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Jeff Black
Barclays Capital — Analyst
Edward Yruma
KeyBanc — Analyst
Liz Dunn
Thomas Weisel — Analyst
Christine Chen
Needham & Co — Analyst
Adrienne Tennant
FBR Capital Markets — Analyst
John Morris
BMO Capital Markets — Analyst
Kimberly Greenberger
Citigroup — Analyst
Janet Kloppenberg
JJK Research — Analyst
Randy Konik
Jefferies & Co — Analyst
Paul Lejuez
Credit Suisse — Analyst
Michelle Tan
Goldman Sachs — Analyst
Lorraine Hutchinson
BofA Merrill Lynch — Analyst
Dorothy Lakner
Caris & Co — Analyst

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call
PRESENTATION

Operator
Good day, everyone. Welcome to the Abercrombie & Fitch first quarter earnings results conference call. Today’s conference is being recorded. (Operator Instructions) We will open the call to take your questions at the end of the presentation. We ask you limit yourself to one question during the question and answer session. At this time, I would like to turn the conference over to Mr. Eric Cerny. Mr. Cerny, please go ahead, sir.

Eric Cerny — Abercrombie & Fitch Co. — Manager — IR
Thank you. Good morning and welcome to our first quarter earnings call. Earlier this morning we released our first quarter sales and earnings, balance sheet, income statement, and an updated financial history. Please feel free to reference these materials available on our website. This call is being recorded, and the replay may be accessed through the internet at Abercrombie.com under the investor section. Before we begin, I’ll remind you any forward-looking statements we may make today are subject to the Safe Harbor Statement found in our SEC filings.
Today’s earnings call will be limited one hour. We will begin the call with a few brief remarks from Mike, followed by a review of the financial performance for the quarter from Jonathan Ramsden and Brian Logan. After our prepared comments, we will be available to take your questions for as long as time permits. Please limit yourself to one question so we can speak with as many callers as possible. As a reminder, the after-tax operating results for Ruehl for 2009 and prior periods are now included in discontinued operations on the income statement, and comparisons to prior year therefore generally exclude Ruehl.
Now to Mike.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning guys. Thank you for joining us. Looking back on the first quarter, I would summarize it as one in which we continued to focus on the key long term drivers of our business that we laid out in our last earnings call. We are pleased with the progress we made but there’s still much work to be done.
First, we are pleased with the overall reported sales growth of 14% for the quarter, and particularly with the international and direct-to-consumer sales growth within that figure. We continue to be very focused on achieving sustainable, profitable growth in both our domestic and international businesses. Internationally, results for the quarter were very encouraging. We opened three new Hollister mall-based stores in the UK. In Aberdeen, Cardiff, and Newcastle and all three are doing very well and exceeding our projections. The three Hollister UK stores in the comp base each comped positively for the quarter. Domestically, we have taken steps in the right direction, and have seen some progress, evidenced by our overall domestic business which was positive for the quarter including Hollister. The continued outperformance of the Abercrombie & Fitch tourist and high volume stores domestically is a significant consideration in our review of the domestic footprint of the brand.
Coming back to international and growth opportunity there. By the end of the year, we expect to have 34 Hollister stores in Europe and we are working very hard to increase the pace of international expansion. We have been adding resources where we need to and are at various stages of laying the ground work in more than 10 additional countries. Our intent is to ensure that we can keep a steady pipeline of new openings, and we remain very excited about the opportunities we see ahead of us. We are balancing this accelerated pace with insuring we do not overstore particular regions or sacrifice quality and end up in locations where we don’t belong. We want to insure that the locations we choose make sense from a brand perspective, a location perspective, and of course, a financial perspective. We have made some tough decisions this quarter to pull back on a small number of locations that do not meet all of these criteria and we will be very disciplined in how we approach this.
We will not sacrifice quality for a short-term sales opportunity if it doesn’t make sense for us in the long run. Turning to Abercrombie & Fitch we announced this morning we will be opening a flagship in Madrid in 2011. Beyond that, we are looking at around 15 additional flagship opportunities in Europe and Asia through 2012. Again, we will be diligent and disciplined in how we approach this, but we are very excited about the opportunities ahead of us.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call
We also announced today that we will open our first international Gilly Hicks store in London later this year. This will be a great opportunity for us to see if the international reaction to the Gilly Hicks brand is strong as the reaction we have seen for A& F and Hollister. With that, I’ll hand the call over to Jonathan.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thanks, Mike, and good morning everyone. For the first quarter, the company’s reported net sales increased 14% to $687.8 million and comp store sales increased 1%. Our direct-to-consumer business, which was up 42% for the quarter, and new international stores were the primary drivers of our reported sales growth for the quarter. International sales in total were $119 million, and up 102% for the quarter. Combining domestic DTC and same-store sales for the quarter, our overall domestic like-for-like sales for the quarter were up 4%.
Our gross margin rate for the quarter was 62.7%, down 70 basis points. The erosion of gross margin was primarily due to a 10% decrease in AUR for the quarter which was somewhat greater on a mix adjusted basis. We expect some further gross margin erosion in the second quarter. MG & A for the quarter was $96.6 million, up 12% from $86.3 million in the first quarter last year due primarily to higher legal expenses, incentive compensation accruals and marketing expenses. MG & A for the quarter included total equity compensation of $8.3 million as compared to $7.9 million last year, somewhat higher than anticipated at the beginning of the quarter. For the second quarter we expect MG & A to be approximately in line with the first quarter in dollar terms with roughly half of the increase over last years Second Quarter being driven by higher incentive equity compensation.
As a percentage of sales stores and distribution expense for the quarter decreased to 51.5% of sales from 54.9% last year. Store occupancy costs for the quarter were approximately $159 million or 23.1% of sales compared to $154 million or 25.5% of sales in the first quarter last year. For the second quarter we anticipate occupancy cost to be a little higher in dollar terms before increasing more significantly in dollar terms for Q3 and Q4. All other stores and distribution costs were approximately $196 million or 28.5% of sales for the quarter and we anticipate a similar or slightly lower percentage for the second quarter.
Operating loss for the quarter was $18.7 million compared to a loss of $33.9 million last year. The tax rate for the quarter from continuing operations was a benefit of 39.5% compared to a benefit of 28.9% last year. The tax rate for the first quarter included a modest net benefit from both the settlement of tax audits and the net release of valuation allowances. The reported net loss for the quarter was $11.8 million or $0.13 per basic and diluted share compared to a net loss of $23.1 million or $0.26 per share last year from continuing operations. Our international stores performed strongly during the quarter, the three new UK Hollister stores are exceeding our projections and as Mike mentioned earlier, the three UK Hollister stores in the comp base each comped positively for the quarter. On an overall basis, four wall margins for international stores were over 30% for the quarter.
Turning to 2010 store openings, we remain on track to open A&F flagships in Fukuoka and Copenhagen as well as a Hollister Epic store on Fifth Avenue in New York in the fourth quarter. We now have confirmed plans to open approximately 25 international mall based Hollister stores in 2010, skewed toward the end of the year. Additionally, we anticipate opening one A&F store in Canada. Mike mentioned earlier, today we also announced plans to open the first international Gilly Hicks store in London in the fourth quarter. Domestically we expect to open three A&F stores, two kids stores, three Hollister stores and two Gilly Hicks stores, including a prototype of the smaller size store format we’ve been working on for some time.
We also expect to open five outlet stores. This morning we announced plans to open an A&F flagship in Madrid in 2011 and we remain on track to open an A&F flagship in Paris in 2011. The Madrid store is a smaller store with a footprint of approximately 14,000 square feet. It is in a great location and we expect it to be a successful and profitable store on conservative volume projections. Mike mentioned earlier we are working hard to increase the pace of our international expansion, while remaining very disciplined in our approach to this.
Based on current store opening plans and other capital expenditures we now expect total capital expenditures for 2010 to be in the range of $200 million to $225 million including $165 million to $190 million related to new stores, store refreshes and remodels and approximately $35 million related to IT, DC, and other home office projects. This is down from the prior estimate due to lower store construction costs than previously estimated, a lower number of expected 2010 openings, other timing shifts and foreign currency impact. During the quarter we opened three Hollister mall based stores in the UK, domestically we opened two A&F stores, one kid store and one Hollister store. Additionally, we closed three domestic stores including one A&F store, one kids store and one Hollister store. We continue to review underperforming domestic stores for potential closures, and expect to have a clearer view on that by the end of the second quarter.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call
More broadly we continue to work on each of the margin improvement factors we outlined in our last earnings call and we’ll provide updates on these in subsequent earnings calls as appropriate. Inventory for the quarter was up 17% on a cost per square foot basis, excluding Ruehl. This was somewhat higher than anticipated at the beginning of the quarter, partially due to timing of receipts and higher DTC inventory but was in line with the overall increase in sales. We expect a greater increase at the end of the second quarter in part reflecting that we believe we were under inventoried at the equivalent point last year. We ended the quarter with $600 million in cash and cash equivalents and our standing borrowings and letters of credit of $95 million compared to $464 million in cash and outstanding borrowings letters of credit of $143 million at the comparable point last year.
Now to Brian who will provide some additional detail on our first quarter performance.

Brian Logan — Abercrombie & Fitch Co. — VP — Finance
Thanks, Jonathan and good morning to everyone. As reported first quarter net sales increased 14% to $687.8 million and comp sales increased 1%. Our direct-to-consumer business which was up 42% for the quarter and new international stores were the primary drivers of reported sales growth for the quarter. For the quarter, average transactions per store increased 16%. Average transaction value decreased 4%, and average unit retail decreased 10%. All metrics reflect an increasing proportion of sales coming from international.
Across all brands for the quarter, the masculine categories continued to out pace the feminine categories as male comparable store sales increased by a high single digit while female comparable store sales decreased by a low single digit. From a merchandise classification standpoint on the total Company basis for the quarter, male graphic tees was a weaker performer while woven shirts, knit tops and fleece were stronger performing categories. Female knit tops and sweaters were weaker performers while dresses, woven shirts, and graphic tees were stronger performing categories.
For the quarter, store gross square footage was relatively flat. We closed a total of three stores during the quarter including one Abercrombie & Fitch, one Abercrombie Kids and one Hollister store. We opened a total of seven new stores, including three UK Hollister mall-based stores and domestically, two Abercrombie & Fitch stores, one Abercrombie Kids store and one Hollister store.
We ended the quarter with a total of 1100 stores. 341 Abercrombie & Fitch, 205 Abercrombie Kids, 507 Hollister and 16 Gilly Hicks domestically, and six Abercrombie & Fitch, four Abercrombie Kids and 21 Hollister stores internationally. For fiscal 2010, we now expect pre-opening rent expense to be slightly lower than the $35.4 million incurred during fiscal 2009.
This concludes our prepared comments section of the call. We are now available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance, we will be happy to take follow-up questions.
QUESTION AND ANSWER

Operator
Thank you, sir. (Operator Instructions). For our first question we go to Dana Telsey with Telsey with the Telsey Advisory Group.

Dana Telsey — Telsey Advisory Group — Analyst
Good morning everyone. Can you talk a little bit about, Mike, how you’re feeling about each of the brands progress and the product on men’s and women’s and pricing? Thank you.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Sure. I think that from a product point of view, men’s is and has been very much on track. It’s performing very well, especially men’s tops and we’ve been on a track that’s a long one and I only see that getting better. Our problem has clearly been female and within female, we have had a female tops problem. I believe that we’re making progress in female. The comp gap is narrowing between men’s and women’s and I believe that those of us who have followed our business for a while can take a look at what we’re doing in that business, and how we’re merchandising that business, and how it differs from the recent past. I urge you all to go to the stores on Saturday, take a look at the classification statements that are being made.
We’ve spent a lot of time determining trend, getting on trend, and then backing trend up with merchandise. I think you’ll see more of that as we go into back-to-school and you clearly won’t see our back-to-school assortments as of Saturday, but you’ll see a merchandising strategy that is very much in our DNA. Clearly, Hollister is the brand that is the most sensitive, that we believe will be most sensitive on an ongoing basis, and we think we’re getting smarter about how we’re pricing that product. Pricing and promoting the product and you know promotion isn’t a fundamental strength of ours, but we’re getting much much smarter in Hollister in terms of what we promote, how we promote it, where we promote it. You will see continued promotion in Hollister, because that’s a way of life, but you will see less promotion and you can already see that in Abercrombie & Fitch and Abercrombie.
Thanks, Dana.

Operator
And we go next to Brian Tunick with JPMorgan.

Brian Tunick — JPMorgan — Analyst
Thanks, good morning guys.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.

Brian Tunick — JPMorgan — Analyst
Just a little more clarity on some of the international comments. You gave us the number of Abercrombie flagships you expect over the next two years. Can you maybe do the same for Hollister or maybe talk about the total number of Hollisters you see potentially internationally, and then the second question is, are we still on track for $200 million in revenues between the UK, Ginza and Milan stores and anything you’ve learned from the Ginza opening? Thanks so much.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning, Brian. The A&F flagship number of 15, that’s the flagships we are currently looking at. We aren’t necessarily saying we’re going to commit to all of those but they are the ones that we currently have where we are actively looking, we’re reviewing locations, some of them are at different stages than others, but they are ones that we have the potential to think to do in the next between now and 2012.
In terms of the number of Hollisters, we haven’t at this point spoken to anything beyond 2010. We’ve updated the number to approximately 25 for this year and clearly we’ve been speaking to the fact we would like to accelerate that in 2011 and beyond and we’re working hard to add additional resources there and get people on the ground researching all of the real estate opportunities with the caveat that as Mike spoke to earlier on we aren’t going to sacrifice the financials of those deals just to get to a higher number of store openings. In terms of the overall aggregate volume in the flagships we haven’t updated that number. We probably will at some point in the future, so nothing to add-on that at this point, and in terms of the question of anything learned from Ginza, can you just be a little more specific on that?

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Brian Tunick — JPMorgan — Analyst
Yes, obviously, there’s some noise about the fits or sort of the marketing efforts versus the customer base, so I was just curious, was there any surprises there? I know you said you had a record opening in the beginning but it’s been a couple months now. Just anything you could add about how Ginza is tracking.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Ginza is tracking very well, as we say we virtually sell the same thing around the world. We’re selling an awful lot of Fierce in that store regardless of what the noise was.

Brian Tunick — JPMorgan — Analyst
Good luck guys.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.

Operator
We go next to Barbara Wyckoff with Jesup & Lamont.

Barbara Wyckoff — Jesup & Lamont — Analyst
Oh, hi, everybody.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Barbara.

Barbara Wyckoff — Jesup & Lamont — Analyst
Can you talk really about how you’re approaching new store opening criteria in the US for A&F and kids and presumably these will be offset by some store closing at the end of the year. Could you talk about the new projections on that?

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Jonathan?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Sure. Yeah, Barbara, good morning. We expect to have very few A&F kids openings going forward. There’s just a number of locations where we think it’s appropriate but to your point, we are continuing to review our store closure plans and we would certainly expect overall the size of the footprint of both brands in terms of store count would be reducing rather than staying flat or increasing. It’s just the magnitude of the number of stores that we’re going to close which I think is yet to be fully determined but as we mentioned, we expect to have a much clearer view on that by the end of the second quarter but will likely over time continue to be the occasional A&F and kids opening if we see an appropriate opportunity.

Barbara Wyckoff — Jesup & Lamont — Analyst
Okay, thanks.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.

Operator
And we go next to Richard Jaffe with Stifel Nicolaus.

Richard Jaffe — Stifel Nicolaus — Analyst
Thanks very much guys.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Rich.

Richard Jaffe — Stifel Nicolaus — Analyst
Just a follow-up on the domestic closing plan and the decline in occupancy expense and want to know if we should anticipate in terms of store closings both this year and next year and how we should anticipate the occupancy expense to trend?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning Richard. I guess in terms of closings, first of all any closing we make for this year are going to be heavily skewed right towards the end of the year given when our leases generally expire so there’s going to be a pretty limited impact in 2010 and then the impact in 2011 will clearly be a function of the number of stores that we end up closing. We spoken in the past to the number of expirations we have between now and the end of 2012, so in terms of occupancy, that’s clearly a significant driver in terms of percentage of sales, domestic productivity is clearly another significant component of that so I think at this point it’s hard for us to give terribly specific guidance about 2011.

Richard Jaffe — Stifel Nicolaus — Analyst
Any pushback on store closing or any support on the other hand from landlords?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
I think it’s probably premature for us to comment on that. We are working through a process and I think when we’re more complete with our process we’ll speak to it to where we are.

Richard Jaffe — Stifel Nicolaus — Analyst
Thank you.

Operator
We do ask that everyone limit themselves to one question. We go next to Michelle Clark with Morgan Stanley.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Michelle Clark — Morgan Stanley — Analyst
Thank you and good morning. Mike, it sounds like from a sourcing standpoint at the very early stages of realizing efficiencies, can you just discuss the opportunity there from a sourcing standpoint to lower costs and how much longer you think that can play out for us?

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Sure. I’ve had that conversation about the fact that we are doing better in understanding the strength of our pencil by category because we are category specialists. We’re doing a much better job of bundling fabric, trend, and make, and seeing really good efficiencies from that. We are pushing for the best average unit costs that we can achieve, while maintaining our quality levels and we have seen results. We are facing a very serious problem in terms of increased cotton prices, which is putting more and more pressure on us to achieve these AUC reductions, but we’re doing the best we can, so there is a fundamental reason for us getting better average unit costs. We probably have more headwind as we get into Spring than we’ve had in the past, but we’re still doing what we should be doing to achieve them.

Michelle Clark — Morgan Stanley — Analyst
And the opportunity on vendor consolidation putting more in the hands of your top suppliers, still an opportunity there?

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Absolutely. That is going on. We see an opportunity to do a little more consolidation. We’ve done quite a bit of that but there’s also conversation about being with vertical factories who can service as well so there is work to be done on that part of the business.

Michelle Clark — Morgan Stanley — Analyst
Great. Thank you.

Operator
We go next to Jeff Klinefelter with Piper Jaffrey.

Jeff Klinefelter — Piper Jaffray — Analyst
Yes, thank you. Hi guys.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Jeff.

Jeff Klinefelter — Piper Jaffray — Analyst
Wanted to just first Jonathan can you just repeat what you said about the gross margin going into Q2, what you expect that I just missed what you said and then my question is really on Hollister. I understand eCommerce has been tracking obviously much better than the absolute comp for the last several months. Between that and what you’re seeing in your international stores what are you learning about the brand online internationally that you might be able to cycle back into the stores to improve productivity?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Just on the gross margin point, Jeff, what we said was that we were expecting further gross margin erosion in the second quarter. And then your question was about Hollister.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Yes, about Hollister and how it is outperformed the stores in direct-to-consumer and what we could learn from that and it’s a very very interesting question and we think that it’s being driven primarily by two factors. One, the breadth of the assortment on the website. We have put the Epic assortment on the website, so the broader assortment is driving more volume and two levels of inventory. Both very interesting points for us in terms of how we’re looking at the Hollister business, very astute question, Jeff.

Operator
We go next to Jeff Black with Barclays Capital.

Jeff Black — Barclays Capital — Analyst
Thanks, good morning guys.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Jeff.

Jeff Black — Barclays Capital — Analyst
Can you give us some color on inventory? I would have thought unit costs were coming down inventory levels would have been a little bit lower. Can you shed some light on where you’re increasing inventory by category if that’s the case, maybe units versus cost and how does that really impact what’s possible in Q2? I mean you said a little bit of erosion but what are your thoughts there specifically around gross margins in Q2? Thanks.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yes, I guess, Jeff, again on gross margin what we’re saying is we do expect some further gross margin erosion with AURs likely to be continuing to be fairly down year-over-year and by more than the other cost reductions, and the net effect of all of the other items flowing into gross margin. I think overall as we said, inventory was somewhat higher at the end of the quarter, but if you look at it as a relationship to sales it’s not too far off and there were some timing issues at the end of the quarter that made it a little higher than we expected, so given what was coming off from last year, I think on a two year basis, we’re still down 14% on a per square foot basis, so inventory levels I think overall are still quite conservative, but we’ve clearly been speaking for a while to the fact that we are looking to be somewhat less conservative as we came into this year and as we go through.

Jeff Black — Barclays Capital — Analyst
Okay, thanks, good luck.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thanks, Jeff.

Operator
We go next to Edward Yruma with KeyBanc.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Edward Yruma — KeyBanc — Analyst
Thank you for taking my question. You’d indicated you’re lowering the amount of new international stores that you’re opening this year given your desire not to overstore. With returns in excess of 30% or four wall cash basis, can you talk about why you backed away from some of these locations and additional scrutiny you’re placing on new locations? Thank you.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Yes, Jonathan and I will both talk about it. We have to protect the brands, and they have to be positioned in places that are a right level to support the brand. We believe that we had 30 mall locations in Germany that would be brand appropriate in terms of quality level, demographics, et cetera, and I took a visit to the mall that was number 28 on the list in Munich and it clearly didn’t meet our quality requirements, so perhaps the mall goal for Germany is 26 instead of 30. Those are the kinds of things we’re going through. We want to make sure that we are positioning this brand around the world in the right quality locations because we will expand around the world, but we can’t get greedy.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
And just to speak to the financial part of it, I think when we look at what’s happening with the Euro and the Pound at the moment, that reinforces the need from our standpoint of being very disciplined about requiring margins of 30% or greater when we’re opening these new stores internationally so we give ourselves the room to absorb some currency fluctuation and volatility, and we’ve spoken in the past to some of the stress testing we do when we open new stores, and clearly the temptation to start opening stores with lower margins, but we think in terms of the long term health and profitable sustainability of the profitability we want to drive, we need to remain very disciplined and drive for those higher returns.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
And I think this gets to the point of our conversation last time about the fact that we have a lot of levers to push to get to our 15% plus operating margin, and let’s just talk about what they are again for a minute. Improving domestic productive chit includes reviewing underperforming stores and this is very much a focus. We did open stores in the Abercrombie & Fitch chain that we shouldn’t have opened. We overexpanded that chain and we’re not going to do that in the future. We can achieve international growth, which we’re talking about, but in a reasonable, at a reasonable rate.
We can return and are in the process of returning gross margin to historical levels, that’s third. We’re maintaining tight expense controls, we’re achieving the Gilly Hicks road map goals which by the way Gilly Hicks had a great quarter and its testament to that we’re taking it to international as a test and we now see that we can grow DTC at a faster rate, so we have a lot of levers that we can push to get to this 15% plus operating margin and we don’t have to be doing things in the short-term that are going to take us off track for the long term and I think that’s the point of this conversation but thank you.

Edward Yruma — KeyBanc — Analyst
Thank you.

Operator
We go next to Liz Dunn with Thomas Weisel Partners.

Liz Dunn — Thomas Weisel — Analyst
Hi, good morning. I guess my question relates to sort of the distance between the brands both between Hollister and Abercrombie, both on style and price. How do you think about that as you move forward with some of the pricing changes?

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hollister is clearly going to be highly, is going to be highly competitive on a retail basis in the mall, and we are saying that A&F is not going to be at the same level, it’s approximately 30% higher than Hollister, and Kids is a little bit higher than Hollister, but from a promotional point of view, there’s many fewer promotions in the A&F brands, and promotions will stay at a pretty high level in Hollister, because that’s where we have to drive that business. In terms of style, all brands are classic casual American. As always, Hollister has a bias to Southern California and the Southern California lifestyle, and I think that does clearly identify that brand as different from the A&F brands.

Liz Dunn — Thomas Weisel — Analyst
So you feel comfortable that you’ve maintained that distance in terms of the price and with the style, a lot of these dresses, it’s kind of a young look. Just how do you differentiate?

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Well, it is, we run a young business, and our customers do cluster around the ages that we target. Little Abercrombie 12 year olds who want to be 17, Hollister 16 and A&F 20, and there’s a lot of business around each of those age-groups. Of course, it overlaps, but we are in total a young business. That’s what we do well, and when we get off track is when we start to think we’re not.

Liz Dunn — Thomas Weisel — Analyst
Okay, great. Thanks.

Operator
We go next to Christine Chen with Needham & Company.

Christine Chen — Needham & Co — Analyst
Thank you.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Christine.

Christine Chen — Needham & Co — Analyst
Good morning. You called out that your opening five outlets in the US this year. I was wondering in this environment does it make you rethink your outlet strategy and as you expand your footprint internationally how do you think about outlets internationally, thank you.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning. Hi, Christine. We’ve never viewed outlets as being strategic. We viewed them as a way of dealing with excess inventory from our full priced stores and as of now that continues to be our point of view, so the outlets we are opening are to absorb additional excess units in total within the system. There is a question about what we do in Europe for excess inventory and clearance there that doesn’t sell-through in the stores and we’re still reviewing a number of options that haven’t set a final cause. We are concerned about opening up outlets frankly in Europe at a time when we’re also doing a roll out of full priced stores so we’ve been very cautious about doing that so far.

Christine Chen — Needham & Co — Analyst
Can you share with us the break out of the five outlets? Is it skewed towards one brand or the other?

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
We’ll follow-up with you on that, Christine.

Christine Chen — Needham & Co — Analyst
Okay, great. Thank you.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
This is a very sensitive question by the way. We’re very very sensitive to this. We in fact, we’re contemplating opening an outlet in Italy and with our success in Italy it came to our attention that a new hot brand would be looked at very negatively by having an outlet in that country. Our purpose was only to clear old inventory but we stopped it. We’re being very disciplined about our use of outlets.

Operator
We’ll take our next question from Adrienne Tennant with FBR Capital Markets.

Adrienne Tennant — FBR Capital Markets — Analyst
Good morning.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.

Adrienne Tennant — FBR Capital Markets — Analyst
My first is really a comment about the Spring inventory. The Spring seasonal looks great, and I know at the beginning of February you had to ship out some goods, so really did you feel that you were a little bit sort of at risk in terms of not having sufficient seasonal and are you at the balance that you want, and then really quickly for Jonathan, just on the overhead for international, how should we think about the 30% four wall, how much should we shave off for the overhead, and do you need to make further investments in the international investment base or can you just leverage what you have? Thanks.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thanks for your comments. Yes, we were light of inventory because I did send a lot of it to outlet because we didn’t want to sell it in regular stores and we’ve been pushing very hard to get into statements. I think they are getting better and again, I hate to say this but go into the stores on Saturday. I think you’ll like what you see in women’s.

Adrienne Tennant — FBR Capital Markets — Analyst
It’s been consistently improving, so good luck, good job there.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Adrienne. On the second part of the question, we spoke on the last call about the flow through rate of incremental international sales being about 20% flowing through the operating income for the year, and we haven’t specifically updated that but clearly that was anticipating your four wall margins would be roughly in the range that we’re seeing north of 30%.
Over time we think that the MG&A or the fixed cost component of that can decline as we start to leverage DC costs and some of the other pre-opening store specific costs and new country costs that are baked in at the moment. There are some additional investments we need to make as we rollout but as we spoke to it in the past what we’ve been trying to do is to hold our overall home office infrastructure of pretty much close to its current level going back a few quarters and fund additional international investments through offsetting efficiencies and for the most part to date we’ve been fairly conceptual in doing that but at the same time as we’ve discussed earlier on we’re very interested pooling the resources we need to behind accelerating the pace of international expansion given what we’ve been seeing.

Adrienne Tennant — FBR Capital Markets — Analyst
Okay, keep up the great progress and good luck.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.

Operator
We go next to John Morris with Bank of Montreal.

John Morris — BMO Capital Markets — Analyst
Thanks, good morning. Two quick questions. One SKU talk a little bit about the difference or the learning that you’re seeing about the differences to the extent that there are any between the European consumer and the American consumer particularly as it relates to the Hollister brand, learnings that you’ve seen and maybe just a brief commentary about, hearing it in your words I think would be helpful to assess the success of the gift card marketing campaign that you began about six months ago. I mean clearly you can see it in some of the metrics but thoughts with respect to how you plan to go forward with that and do you plan to anniversary that? Thanks.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me take the first part, the difference between the European and the American customers. Number one, the European customers are just buying a lot more of everything, but it is pretty much in the same proportion as we sell product in the US. There’s some categories that are skewed and some of that skewing has to do with a little more advance fashion. We think Europe is giving us a great heads up on next, so it is more advanced in some categories. It is pushing us to be more advanced and getting us I think smarter on the curve in the US, but essentially when you look at how we sell product around the world, ratio male, female, by category, it’s amazingly the same. Jonathan?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, on the gift card, I think the first point to note is that the gift card was just one of a number of things we’ve done over the last few months rather than being the only thing. I think it’s probably got a disproportionate amount of attention perhaps in part because of the accounting consequences of it. Clearly we thought it was accretive to likes and gross margin back in the fourth quarter when we did it so we brought it back. We also thought it was a brand appropriate way of delivering a lower AUR and was relatively brand positive, so it’s certainly something that’s in our arsenal going forward and we may use it again at an appropriate point but again it’s just one of a number of different things we continue to deployment.

John Morris — BMO Capital Markets — Analyst
Great. Very helpful, thanks.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.

Operator
We go next to Kimberly Greenberger with Citi.

Kimberly Greenberger — Citigroup — Analyst
Great. Thank you, good morning. Michael? You talked about the 15% operating margin goal and part of it is to restore your gross margin to historical levels. I’m wondering if you can look out this year and tell us when do you think you might be able to stop seeing some pressure on the gross margin and indeed start to see some of that recovery, and if you could just share with us, Jonathan, the average unit cost savings that you were able to achieve in the first quarter, that would be great. Thanks.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I wish I could tell you the day. What I can say Kimberly, is that we are doing everything we can at this point to influence those levels, and the first thing is average unit cost, and as I’ve said we’re putting severe pressure on average unit cost. We’ll see better progress this year versus last in the third quarter than the fourth, because we start to anniversary better fourth quarter AUCs last year but we have less pressure on the AUR fourth quarter, so we’re doing everything we can from a cost retail perspective.
I think the other part of the equation is to make sure that we’re not over-inventorying the organization so that we’re forced to liquidate goods which would be margin negative. I can’t answer the questions in terms of specific date. I can tell you that we’re doing everything we know how to do to get there.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Kimberly. On the second part of your question we haven’t spoken specifically to the quarter but we said in the past that we expected approximately a 10% like-for-like reduction in average unit cost for the whole of the Spring season and that still remains what we expect.

Kimberly Greenberger — Citigroup — Analyst
Great. Thank you.

Operator
We go next to Janet Kloppenberg with JJK Research.

Janet Kloppenberg — JJK Research — Analyst
Hi, everybody and congratulations on good progress this quarter.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you, Janet.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Janet Kloppenberg — JJK Research — Analyst
You’re welcome. I wanted, Mike, first a clarification on the flagships. I think you said 15 flagships in Europe by 2012. That implies an acceleration in flagships perhaps in 2011 and 2012, maybe you could comment on that, and also, if you could comment on Gilly Hicks and if the merchandising approach to the brand remains the same or if you’ve shifted that approach, a younger customer, older customer, price points, categories, et cetera, and also for Jonathan, if you could address any FX pressure we should be thinking about this year given the change in the value of the Euro. Thank you.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay, I’ll start with flagships. We said 15 Europe and Asia, and that is an escalation. Obviously we couldn’t feel better about our flagship performance. These are the most productive stores in the world and there are obvious cities where they belong. We are working very hard to make these deals and to build the kinds of stores that deserve to be built in these cities.

Janet Kloppenberg — JJK Research — Analyst
Does that imply there could be more than two flagship stores opened in fiscal 2011? I think right now it’s Paris and Madrid.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
What should I say? Janet, we’re working hard. I’ve spent a lot of time on that airplane recently.

Janet Kloppenberg — JJK Research — Analyst
Okay.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
And there are exciting opportunities. In terms of Gilly, you heard me say that Gilly had a great quarter.

Janet Kloppenberg — JJK Research — Analyst
Right, I did.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
It did. I think that we’re doing a lot right with Gilly. We’ve focused the customer younger. She’s clearly 20 years of age. We’re merchandising to that. The product is more fun. It’s more colorful, and there’s a style emerging for Gilly that I think is pretty thrilling. The Gilly Girl is appearing in front of it so that’s the most important thing.
We’ve made strides in terms of pricing, we are more competitive in the key categories and we have made strides in terms of how we’re marketing, in store and out of store, so this is something we’re very proud of. Obviously we are to take it to White City, we’re going to be there with the big boys, but we think there is potential here. It’s a test, but I’m excited about it.

Janet Kloppenberg — JJK Research — Analyst
Good luck.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
On the FX component, I guess first of all for the first quarter we actually got a small year-over-year benefit from currency given where the rates ended up for the quarter, it was pretty modest. For the balance of the year, we are obviously very focused on what’s happening with the currency. We do have some hedging in place for particularly the second quarter and then to a lesser extent the back half of the year so we have a degree of protection in the short-term which progressively diminishes over time so something we monitor very closely and I think it goes back to as we rollout internationally that we have the operating margins that are strong enough to withstand currency fluctuations. There are other things we can look at over time that would also be ways of mitigating a long term erosion of the currencies in the countries we are going to operate in.

Janet Kloppenberg — JJK Research — Analyst
Okay, great. I’ll talk to you guys later. Thank you.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thanks, Janet.

Operator
We go next to Randy Konik with Jefferies & Company.

Randy Konik — Jefferies & Co — Analyst
Yes, thanks a lot. Want to focus on Hollister.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Randy.

Randy Konik — Jefferies & Co — Analyst
Hi what’s going on? If you look at the average number of transactions you guys seen a nice positive pick up and then the average transaction values moderating a negative trend, obviously it looks like you obviously are getting more people in the doors. You’re at a point where you are getting that price elasticity of demand from the consumer, you think that like you said pull off the promotions a little bit more. How do you see the transaction, the number of transactions versus transaction value, how are you trying to balance those levers as we go through the rest of the year?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
I think, Randy, you have to look at the international and the domestic business as really separate and it includes the dynamics and the two are quite different, so I think the metrics we provide are on a consolidated basis and include both parts of the business. Maybe you could just elaborate a little bit more on your question.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Randy Konik — Jefferies & Co — Analyst
If we think about the US business just in isolation, do you think you’re getting the corresponding price elasticity demand from the consumer with your more competitive prices in the most recent couple quarters and how do you see that playing out over the next couple quarters especially as the AUR compares or average transaction value compares will get easier in the back half of the year?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Okay, great.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think it’s a week by week proposition Randy and I think we’re starting to learn more of what works and what doesn’t. It wouldn’t be fair to say we’re just on a straight curve. As I said in the beginning of the presentation, this promotion isn’t in our DNA, but we are learning what is working, what’s not working. We are seeing more elasticity in what’s working and I think we’ll do more of that, but it is a work in progress. Is that fair?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Absolutely and we now have an 18 month period where we’ve done testing on pretty much everything we’ve done and we’ve seen what’s worked and what hasn’t worked as well and typically any promotion we do, we hold out 20 or 30 stores and we don’t go there and we track their performance and we do various parts of that testing so we have a much clearer view of the things that are effective and those which we can apply going forward.

Randy Konik — Jefferies & Co — Analyst
Is there any particular category or type of promotion you’ve seen or you think that has been most successful for you that you can share with us?

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
We can’t really share that, but we’re learning.

Operator
And we go next to Paul Lejuez with Credit Suisse.

Paul Lejuez — Credit Suisse — Analyst
Hi, thanks guys.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Paul.

Paul Lejuez — Credit Suisse — Analyst
A little bit more on Gilly. Is there any way you can quantify how much better of a quarter Gilly had? What was the drag on you on the EPS line first quarter this year versus last year and also wondering if you have any thoughts of putting Gilly product into mall based Abercrombie & Fitch stores and then just finally, you mentioned that adjusted for selling on the gross margin line, adjusted for selling mix AUR declined would have been greater. How is that going to look going forward? Should we expect the same thing in future quarters? Thanks.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me just start by responding about distribution of the Gilly product. You all know that what we really do is specialized in categories. We are category specialists and we have added two categories to our list of category which is we specialize, bras and underwear, so we are building what I think is a really strong bra and underwear business. We have in front of us a number of options in terms of what we can do with those categories and I don’t have to state them. We can build more stores domestically, we can build the stores internationally. We could put product within our stores, we could brand that product to our own. We could brand it Gilly. There are a number of options open to us in this category and that’s what makes it so compelling and so exciting that we are seeing such progress in developing that product. I’ll turn it over to Jonathan.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Paul. I guess on the Gilly impact on Q1 it was roughly comparable to last year for the first quarter on an operating income basis. The comp itself was a healthy positive number. We haven’t yet started to break that out specifically. In terms of the selling mix impact on AUR, directionally what we said is that the 10% AUR decline for the quarter would have been greater on a like-for-like basis so that is the true comparison with the 10% like-for-like average unit cost reduction and directionally we probably expect a similar pattern in the second quarter.

Paul Lejuez — Credit Suisse — Analyst
Thanks guys, good luck.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.

Operator
We go next to Michelle Tan with Goldman Sachs.

Michelle Tan — Goldman Sachs — Analyst
Great. Thanks. I was wondering if you guys could give us a little more color on Hollister stores. You mentioned that the ones you opened in the UK were above plan this quarter. Is there any update you can give us on where the volume is in these international Hollisters versus the US and also any sense of magnitude on how those three stores in the comp base are comping? Is it strong double digit, single digit, what kind of comps are you seeing?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Michelle. I guess firstly on the relative performance of the UK Hollisters, we spoke on the last earnings call to the average volume of those existing UK stores to our average US store and we have I think a metric of six times at that point. We haven’t specifically updated that if it fluctuates a bit with currency and other factors and we also said at that point that on average the stores we were in at that point were likely to be the relatively more productive stores than one we completely built out with the chain in the UK, but the relationship remains extremely positive in terms of the performance of the UK stores.
I don’t think we’re at a point where we’re going to break out the comp performance of the UK stores more specifically. They did each comp positively for the quarter. Frankly if they had been flat or slightly down we would have still been pretty happy given the incredibly strong opening of each of those stores so the fact they are comping positively we think directionally is a very positive sign.

Michelle Tan — Goldman Sachs — Analyst
Okay, great. Thanks.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.

Operator
Our next question we go to Lorraine Hutchinson with Banc of America Merrill Lynch.

Lorraine Hutchinson — BofA Merrill Lynch — Analyst
Thank you, good morning.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.

Lorraine Hutchinson — BofA Merrill Lynch — Analyst
With the cash balances starting to build up on the balance sheet, can you just talk about your expected uses of that cash and if there’s a specific cash cushion level that you’ll wait for until you perhaps begin returning it to shareholders?

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I will turn it over to Jonathan but I have a very strong point of view that the use of our cash is go to be to build stores and we will all see the biggest return there than anywhere. That’s my bias and I’ll turn it over to Jonathan.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Well, I think clearly, to Mike’s point, we certainly believe the best possible use of our cash today is opening new stores and the strongest returns are there, and that’s why we’re particularly interested adding additional resources and accelerating the pace of international expansion. We’ve always wanted to operate with a healthy cash cushion. I think to make the point or likely there will come a point where we feel we’ve reasonably satisfied both of those objectives and then we’ll address that when we get there but in the short run, our focus is on deploying our capital for growth.

Lorraine Hutchinson — BofA Merrill Lynch — Analyst
Thank you.

Operator
We go next to Dorothy Lakner with Caris & Company.

Dorothy Lakner — Caris & Co — Analyst
Thanks, good morning everyone.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Dorothy Lakner — Caris & Co — Analyst
Just wanted to ask if you could give us some update on the work you’re doing on systems, particularly on the international side.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yes, Dorothy. There are a number of projects we’ve been investing in fairly significantly over the last couple of years, but are at varying stages. We had a very significant implementation that went in last year, Oracle RMS, we have an IPOS system that is in place for our international stores that we are retroing into the domestic stores so the overall infrastructure we’re very significantly through that from an international standpoint, there was a lot of country specific work that has to take place on a country by country basis and we’re working through that, but overall, I think the investment we’ve made and the time it’s taken us to get there and the capital dollars put us in a very good position.

Dorothy Lakner — Caris & Co — Analyst
Do you feel like you’re in a good position internationally obviously with this acceleration that you’re potentially looking for through 2012?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yes, I think we have the infrastructure in place. As I mentioned there are some country specific things we need to address country by country as we go but the basic infrastructure is in place.

Dorothy Lakner — Caris & Co — Analyst
So when you talked about adding additional resources that’s people, getting people on the ground in order to make sure you’ve got what you need to get the stores open?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Well, I guess additional resources in terms of first of all getting the real estate pipeline full and making sure we have people on the ground in the countries we’ll want to be in 18 months, two years, three years time so we keep that pipeline full and then for each country there are some local country resources we need to have in place, finance, payroll, HR, for example, which is not really IT related but there are some country specific resources we need to have in place relatively modest frankly, but again, as Mike mentioned earlier, there are fairly large number of countries where we’re already putting those resources in place and laying the ground work.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
And I think you know how disciplined and paranoid we are about putting that infrastructure in place on a country by country basis. There’s a whole bunch of conversation about China right now and I’m surprised the question didn’t come up, but we—

Dorothy Lakner — Caris & Co — Analyst
Would you like to comment on it?

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Yes. We understand that and I think everybody on this call understands that China is going to be a huge market for our brands, but it’s got to be approached in a very thoughtful, disciplined way for lots of reasons. I could put a push cart out on the Nanjing road and start doing business tomorrow, but that’s not how we approach going into a country, as I think you know.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
We do already have resources focused solely on China, even though we haven’t yet set an opening date.

Dorothy Lakner — Caris & Co — Analyst
Okay, so you feel you’re set up and should you choose to accelerate the flagship openings in 2011?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Well, yes, I did just want to come back to that point because the answer to the question earlier about where we are with regard to 2011 openings was not meant to imply that it’s out of the question we could open in 2011. There are still some opportunities that we could consummate and it will be effective late in 2011 in addition to Paris and Madrid and then a large number of opportunities in 2012.

Dorothy Lakner — Caris & Co — Analyst
Okay, all right, great. Thank you.

Operator
And ladies and gentlemen, we do apologize, however due to time constraints, this will end our question and answer session and this will end today’s conference call. We do appreciate your participation.

Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thank you.

Final Transcript
May 18, 2010 / 12:30PM GMT, ANF — Q1 2010 Abercrombie & Fitch Co. Earnings Conference Call

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